NOTE PURCHASE AGREEMENT

THIS NOTE PURCHASE AGREEMENT (this "Agreement"), dated as of June 30, 2009 by and between China Broadband, Inc. a Nevada corporation (the “Company”) and the subscribers identified on the signature page hereto (each a “Subscriber” and collectively the "Subscribers").

RECITALS

WHEREAS, subject to the terms and conditions set forth in this Agreement and pursuant to Section 4(2) of the Securities Act (as defined below), the Company desires to issue and sell to the Subscribers, and the Subscribers desire to purchase from the Company certain securities of the Company, as more fully described in this Agreement;

WHEREAS, the parties desire that, upon the terms and subject to the conditions contained herein, the Company shall issue and sell to the Subscribers as provided herein, and the Subscribers, in the aggregate, shall purchase a minimum of $200,000 and a maximum of up to $400,000 (the "Purchase Price" or “Principal Amount”) of principal amount of 5% Convertible Promissory Notes of the Company (“Note” or “Notes”), a form of which is annexed hereto as Exhibit A, convertible into shares of the Company's Common Stock, $0.001 par value (the "Common Stock") at a per share conversion price set forth in the Note (“Conversion Price”).  The Notes and shares of Common Stock issuable upon conversion of the Notes (the “Shares”), are collectively referred to herein as the "Securities";

NOW, THEREFORE, IN CONSIDERATION of the mutual covenants contained in this Agreement, and for other good and valuable consideration the receipt and adequacy of which are hereby acknowledged, the Company and the Subscribers agree as follows:

1.           Agreement to Purchase.

1.1           Closing Date.  The “Closing Date” shall be the date that the Purchase Price is transmitted by wire transfer or otherwise credited to or for the benefit of the Company. This offering may be consummated in one or more closings and each such date a “Closing Date.”  The consummation of the transactions contemplated herein shall take place not later than July 1, 2009 upon the satisfaction or waiver of all conditions to closing set forth in this Agreement.

1.2           Closing.   Subject to the satisfaction or waiver of the terms and conditions of this Agreement, on the Closing Date, each Subscriber shall purchase and the Company shall sell to each Subscriber a Note in the Principal Amount designated on the signature page hereto for the Purchase Price indicated thereon.

2.           Representations, Warranties and Covenants of the Subscriber.  Each Subscriber  represents and warrants to the Company, and covenants for the benefit of the Company and each other Subscriber, as follows:

(a)           The Subscriber is an "accredited investor" as defined under Rule 501 of Regulation D promulgated under the Securities Act of 1933, as amended (the "Securities Act");

(b)           The Subscriber is acquiring the Notes for its own account and not with a view to any distribution of the Notes in violation of the Securities Act;

(c)           The Subscriber acknowledges that it has significant prior investment experience, including investment in non-listed and non-registered securities, and that the Subscriber recognizes the highly speculative nature of this investment.  In particular, and without limitation, the Subscriber represents that it understands that the Company’s securities have suffered significant illiquidity and decline in stock price and that other restricted shareholders are eligible to sell securities pursuant to Rule 144 of the Securities Act.  In addition, the Subscriber represents that it understands the dilutive effect resulting from the issuance of these Notes as well as from the issuance of Common Stock to certain investors in a separate contemporaneous offering, and the resulting dilutive effect that will be caused as a result of the adjustment to the conversion price of existing similar notes issued to the Subscriber and/or other investors in January 2008.  The Subscriber represents that it has been furnished with, and has reviewed, all of the Company’s securities filings and all documents and other information regarding the Company that the Subscriber had requested or desired to know and all other documents which could be reasonably provided have been made available for the Subscriber’s inspection and review;

(d)           The Subscriber acknowledges that the Securities have not been passed upon or reviewed by the Securities and Exchange Commission.  The Subscriber agrees that it will not sell, transfer or otherwise dispose of any of the Shares until they are registered under the Securities Act, or unless an exemption from such registration is available and that a legend substantially in the form as provided in Section 4 below will be placed on the certificate(s) representing the shares to such effect;

(e)           This Agreement constitutes a valid and binding agreement and obligation of the Subscriber enforceable against the Subscriber in accordance with its terms, subject to limitations on enforcement by general principles of equity and bankruptcy or other laws affecting the enforcement of creditors' rights generally;

(f)           Subscriber is not acquiring the Securities as part of a group, as such term is defined in Section 13 of the Securities and Exchange Act of 1934, as amended (the “Exchange Act”), and is not acting in concert with any person acting in such manner.  Subscriber makes its own voting and dispositive decisions and has not agreed to grant any proxy or enter into any form of voting trust, agreement or similar arrangement with respect to the Shares other than as set forth in the Waiver of even date herewith; and

(g)           This Agreement has been duly authorized, validly executed and delivered on behalf of the Subscriber, and the Subscriber has full power and authority to execute and deliver this Agreement and the other agreements and documents contemplated hereby and to perform his obligations hereunder and thereunder.

(h)           Subscriber understands and acknowledges that certain existing holders of notes (the “Existing Notes”) and Warrants (the “Warrants”) issued in January of 2008 to Subscriber and certain other investors and the placement agent in such transaction (the “Note Holders”) have certain full ratchet and other anti dilutions protections attached to their Existing Notes and Warrants, and that the Company has obtained waivers from the Note Holders which generally provide, in relevant part, that (A) the Note Holders waive their anti dilution rights in connection with a contemporaneous common stock offering by the Company and (B) the conversion price (as defined in the Notes) of such Existing Notes be reduced to (i) $0.20 if such Note Holder makes an additional investment in the Company in the form of a convertible note or (ii) $0.25 per share if such Note Holder does not make such an additional investment.   Subscriber further understands and acknowledges that notwithstanding the terms of such waiver, the Company has subsequently agreed to reduce the conversion price for those Note Holders that do not make such an additional investment to $0.25.

3.           Representations, Warranties and Covenants of the Seller.  The Company represents and warrants to the Subscriber, and covenants for the benefit of the Subscriber, as follows:

(a)           Organization and Qualification.  The Company is duly incorporated or otherwise organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, with the requisite power and authority to own and use its properties and assets and to carry on its business as currently conducted.  The Company is not in any material violation of any of the provisions of its certificate of incorporation, bylaws or other organizational or charter documents.

(b)           Authorization; Enforcement.  The Company has the requisite corporate power and authority to enter into and to consummate the transactions contemplated herein and otherwise to carry out its obligations hereunder, subject to consents and waiver of anti dilution provisions of various existing shareholders.  The execution and delivery of this Agreement by the Company and the consummation by it of the transactions contemplated thereby have been duly authorized by all necessary corporate action on the part of the Company and no further action is required by the Company in connection therewith.  This Agreement has been duly executed by the Company and, when delivered in accordance with the terms hereof, will constitute the valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except as such enforceability may be limited by (i) applicable bankruptcy, insolvency, reorganization, moratorium, liquidation or similar laws relating to, or affecting generally the enforcement of, creditors’ rights and remedies, or (ii) laws relating to the availability of specific performance, injunctive relief or other equitable principles of general application.

(c)           No Violation or Conflict. Assuming the representations and warranties of the Subscribers in Section 2 are true and correct, neither the issuance and sale of the Securities nor the performance of the Company’s obligations under this Agreement, the Note and all other agreements entered into by the Company relating thereto by the Company will:

 (i) violate, conflict with, result in a breach of, or constitute a default (or an event which with the giving of notice or the lapse of time or both would be reasonably likely to constitute a default) under (A) the articles or certificate of incorporation, charter or bylaws of the Company, (B) to the Company's knowledge, any decree, judgment, order, law, treaty, rule, regulation or determination applicable to the Company of any court, governmental agency or body, or arbitrator having jurisdiction over the Company or over the properties or assets of the Company or any of its Affiliates, (C) the terms of any bond, debenture, note or any other evidence of indebtedness, or any agreement, stock option or other similar plan, indenture, lease, mortgage, deed of trust or other instrument to which the Company or any of its Affiliates is a party, by which the Company or any of its Affiliates is bound, or to which any of the properties of the Company or any of its Affiliates is subject, or (D) the terms of any "lock-up" or similar provision of any underwriting or similar agreement to which the Company, or any of its Affiliates is a party except the violation, conflict, breach, or default of which would not have a Material Adverse Effect; or

(ii) result in the creation or imposition of any lien, charge or encumbrance upon the Securities or any of the assets of the Company or any of its Affiliates except as described herein; or

(iii) except as have been waived, result in the activation of any anti-dilution rights or a reset or repricing of any debt or security instrument of any other creditor or equity holder of the Company, nor result in the acceleration of the due date of any obligation of the Company.

(d)           Issuance of the Securities.  The Securities have been, or will be, duly and validly authorized and on the date of issuance of the Shares upon conversion of the Notes, the Shares will be duly and validly issued, fully paid and non-assessable and if registered pursuant to the 1933 Act and resold pursuant to an effective registration statement will be free trading and unrestricted, free and clear of all liens.

(e)           SEC Reports; Financial Statements.  The Company has filed all reports required to be filed by it under the Securities Act and the Exchange Act, including pursuant to Section 13(a) or 15(d) thereof, for the twelve months preceding the date hereof (or such shorter period as the Company was required by law to file such reports) (the foregoing materials, as finally amended being collectively referred to herein as the "SEC Reports") on a timely basis or has timely filed a valid extension of such time of filing and has filed any such SEC Reports prior to the expiration of any such extension.  As of their respective dates, the SEC Reports, as amended, complied in all material respects with the requirements of the Securities Act and the Exchange Act and the rules and regulations of the Commission promulgated thereunder, and none of the SEC Reports, when filed, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except to the extent that such SEC Reports may have been subsequently amended or supplemented to correct such misstatement or omission or to correct information relating to the Company’s internal controls.  The financial statements of the Company included in the SEC Reports comply in all material respects with applicable accounting requirements and the rules and regulations of the Commission with respect thereto as in effect at the time of filing.  Such financial statements have been prepared in accordance with GAAP applied on a consistent basis during the periods involved, except as may be otherwise specified in such financial statements or the notes thereto, and fairly present in all material respects the financial position of the as of and for the dates thereof and the results of operations and cash flows for the periods then ended, subject, in the case of unaudited statements, to normal, immaterial, year-end audit adjustments.

(e)           Certain Registration Matters. Assuming the accuracy of each Subscriber’s representations and warranties, no registration under the Securities Act is required for the offer and sale of the Securities by the Company to the Subscriber under this Agreement.

4.           Other Agreements of the Parties.

4.1           Other Agreements of the Parties. (a) The Company and each Subscriber agrees that the Securities may only be disposed of in compliance with state and federal securities laws.  In connection with any transfer of the Securities other than pursuant to an effective registration statement, to the Company, to an affiliate of a Subscriber or in connection with a pledge as contemplated in Section 4.1(b), the Company may require the transferor thereof to provide to the Company with an opinion of counsel selected by the transferor, the form and substance of which opinion shall be reasonably satisfactory to the Company, to the effect that such transfer does not require registration of such transferred Shares under the Securities Act.  As a condition of transfer, any such transferee shall agree in writing to be bound by the terms of this Agreement.

(b)           (i) Certificates evidencing the Shares will contain substantially the following legend, until such time as such securities are sold pursuant to an exemption from the Securities Act registration requirements:

THESE SECURITIES HAVE NOT BEEN REGISTERED WITH THE SECURITIES AND EXCHANGE COMMISSION OR THE SECURITIES COMMISSION OF ANY STATE IN RELIANCE UPON AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT"), AND, ACCORDINGLY, MAY NOT BE OFFERED OR SOLD EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR PURSUANT TO AN AVAILABLE EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND IN ACCORDANCE WITH APPLICABLE STATE SECURITIES LAWS AS EVIDENCED BY A LEGAL OPINION OF COUNSEL TO THE TRANSFEROR TO SUCH EFFECT, THE SUBSTANCE OF WHICH SHALL BE REASONABLY ACCEPTABLE TO THE COMPANY.  THESE SECURITIES MAY BE PLEDGED IN CONNECTION WITH A BONA FIDE MARGIN ACCOUNT SECURED BY SUCH SECURITIES.

(ii)  The Note shall bear the following legend:

“NEITHER THE ISSUANCE AND SALE OF THE SECURITIES REPRESENTED BY THIS NOTE NOR THE SECURITIES INTO WHICH THESE SECURITIES ARE CONVERTIBLE HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR APPLICABLE STATE SECURITIES LAWS.  THE SECURITIES MAY NOT BE OFFERED FOR SALE, SOLD, TRANSFERRED OR ASSIGNED (I) IN THE ABSENCE OF (A) AN EFFECTIVE REGISTRATION STATEMENT FOR THE SECURITIES UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR (B) AN OPINION OF COUNSEL (WHICH COUNSEL SHALL BE SELECTED BY THE HOLDER), IN A GENERALLY ACCEPTABLE FORM, THAT REGISTRATION IS NOT REQUIRED UNDER SAID ACT OR (II) UNLESS SOLD PURSUANT TO RULE 144 OR RULE 144A UNDER SAID ACT.  NOTWITHSTANDING THE FOREGOING, THE SECURITIES MAY BE PLEDGED IN CONNECTION WITH A BONA FIDE MARGIN ACCOUNT OR OTHER LOAN OR FINANCING ARRANGEMENT SECURED BY THE SECURITIES. "

4.2           Conversion of Notes.  (a)  Upon the conversion of a Note or part thereof, the Company shall, at its own cost and expense, take all necessary action, including obtaining and delivering, an opinion of counsel to assure that the Company's transfer agent shall issue stock certificates in the name of Subscriber (or its permitted nominee) or such other persons as designated by Subscriber and in such denominations to be specified at conversion representing the number of shares of Common Stock issuable upon such conversion.  The Company warrants that no instructions other than these contradictory instructions have been or will be given to the transfer agent of the Company's Common Stock and that the certificates representing such shares shall contain no legend other than the usual Securities Act restriction from transfer legend.  In the event that the Shares are sold in a manner that complies with an exemption from registration, the Company will promptly instruct its counsel to issue to the transfer agent an opinion permitting removal of the legend indefinitely, if pursuant to Rule 144(k) of the Securities Act, provided that Subscriber delivers all reasonably requested representations in support of such opinion.  When referred to herein, Rule 144(k) shall mean such sections of Rule 144 under the Securities Act which allow resales of “restricted stock” (as employed in Rule 144) by non-affiliates of the Company without volume limitations and without further restriction on transfer.

(b)           A Subscriber will give notice of its decision to exercise its right to convert the Note, interest, or part thereof by telecopying, or otherwise delivering a completed Notice of Conversion (a form of which is annexed as “Exhibit A” to the Note) to the Company via confirmed telecopier transmission or otherwise pursuant to Section 13(a) of this Agreement.  Such Subscriber will not be required to surrender the Note until the Note has been fully converted or satisfied.  Each date on which a Notice of Conversion is telecopied to the Company in accordance with the provisions hereof by 6 PM Eastern Time (“ET”) (or if received by the Company after 6 PM ET or at any time or a non-business day then the next business day) shall be deemed a “Conversion Date.”  The Company will itself or cause the Company’s transfer agent to transmit the Company's Common Stock certificates representing the Shares issuable upon conversion of the Note to such Subscriber via express courier for receipt by such Subscriber within seven (7) business days after receipt by the Company of the Notice of Conversion (such seventh day being the "Delivery Date").  In the event the Shares are electronically transferable, then delivery of the Shares must be made by electronic transfer provided request for such electronic transfer has been made by the Subscriber.   A Note representing the balance of the Note not so converted will be provided by the Company to such Subscriber if requested by Subscriber, provided such Subscriber delivers the original Note to the Company. In the event that a Subscriber elects not to surrender a Note for reissuance upon partial payment or conversion of a Note, such Subscriber hereby indemnifies the Company against any and all loss or damage attributable to a third-party claim in an amount in excess of the actual amount then due under the Note.

(c)           The Company understands that a delay in the delivery of the Shares in the form required pursuant to Section 4.2 hereof later than the Delivery Date could result in economic loss to the Subscriber. As compensation to a Subscriber for such loss, the Company agrees to pay (as liquidated damages and not as a penalty) to such Subscriber for late issuance of Shares in the form required pursuant to Section 4.2 hereof upon Conversion of the Note in the amount of $100 per business day after the Delivery Date for each $10,000 of Note principal amount (and proportionately for other amounts) being converted of the corresponding Shares which are not timely delivered. The Company shall pay any payments incurred under this Section in immediately available funds upon demand. Furthermore, in addition to any other remedies which may be available to the Subscriber, in the event that the Company fails for any reason to effect delivery of the Shares within seven (7) business days after the Delivery Date, such Subscriber will be entitled to revoke all or part of the relevant Notice of Conversion by delivery of a notice to such effect to the Company whereupon the Company and such Subscriber shall each be restored to their respective positions immediately prior to the delivery of such notice, except that the liquidated damages described above shall be payable through the date notice of revocation or rescission is given to the Company.

4.3           Delivery of Unlegended Shares.  (a)  Within seven business days (such seventh business day being the “Unlegended Shares Delivery Date”) after the business day on which the Company has received (i) a notice that Shares or Warrant Shares or any other Common Stock held by a Subscriber have been sold pursuant to a registration statement, if any, or Rule 144, (ii) a representation that the prospectus delivery requirements, or the requirements of Rule 144, as applicable and if required, have been satisfied, (iii) the original share certificates representing the shares of Common Stock that have been sold, and (iv) in the case of sales under Rule 144, customary representation letters of the Subscriber and/or a Subscriber’s broker regarding compliance with the requirements of manner of sale and similar related requirements of Rule 144, the Company at its expense, (y) shall deliver, and shall cause, legal counsel selected by the Company to deliver to its transfer agent (with copies to Subscriber) an appropriate instruction and opinion of such counsel, directing the delivery of shares of Common Stock to the transferee without any legends including the legend set forth in Section 4(b)(i) above (the “Unlegended Shares”); and (z) cause the transmission of the certificates representing the Unlegended Shares together with a legended certificate representing the balance of the submitted certificate, if any, to the Subscriber at the address specified in the notice of sale, via express courier, by electronic transfer or otherwise on or before the Unlegended Shares Delivery Date.

(b)           In lieu of delivering physical certificates representing the Unlegended Shares, upon request of a Subscriber, so long as the certificates therefor do not bear a legend and the Subscriber is not obligated to return such certificate for the placement of a legend thereon, the Company will cause its transfer agent to electronically transmit the Unlegended Shares by crediting the account of Subscriber’s prime broker with the Depository Trust Company through its Deposit Withdrawal Agent Commission system, if such transfer agent participates in such DWAC system.  Such delivery must be made on or before the Unlegended Shares Delivery Date.

(c) The Company understands that a delay in the delivery of the Unlegended Shares pursuant to Section 4 hereof later than the Unlegended Shares Delivery Date could result in economic loss to a Subscriber. As compensation to a Subscriber for such loss, the Company agrees to pay late payment fees (as liquidated damages and not as a penalty) to the Subscriber for late delivery of Unlegended Shares in the amount of $100 per business day after the Delivery Date for each $10,000 of purchase price of the Unlegended Shares subject to the delivery default. In the event damages are payable pursuant to the foregoing sentence, then the Subscriber may elect to receive liquidated damages under this Section 4.3(c) or Section 4.6 below. If during any 360 day period, the Company fails to deliver Unlegended Shares as required by this Section 4.3 for an aggregate of 30 days, then each Subscriber or assignee holding Securities subject to such default may, at its option, require the Company to redeem all or any portion of the Shares subject to such default at a price per share equal to the greater of (i) 120% of the purchase price of such Shares, or (ii) a fraction in which the numerator is the highest closing price of the Common Stock during the aforedescribed 30 day period and the denominator of which is the purchase price of the Shares, during such 30 day period, multiplied by the purchase price of the Shares (“Unlegended Redemption Amount”). The Company shall pay any payments incurred under this Section in immediately available funds upon demand.

(d)  In addition to any other rights available to a Subscriber, if the Company fails to deliver to a Subscriber Unlegended Shares as required pursuant to this Agreement, within three business days after the Unlegended Shares Delivery Date and the Subscriber or a broker on the Subscriber’s behalf, purchases (in an open market transaction or otherwise) shares of common stock to deliver in satisfaction of a sale by such Subscriber of the shares of Common Stock which the Subscriber was entitled to receive from the Company (a "Buy-In"), then the Company shall pay in cash to the Subscriber (in addition to any remedies available to or elected by the Subscriber) the amount by which (A) the Subscriber's total purchase price (including brokerage commissions, if any) for the shares of Common Stock so purchased exceeds (B) the aggregate purchase price of the shares of Common Stock delivered to the Company for reissuance as Unlegended Shares together with interest thereon at a rate of 15% per annum accruing until such amount and any accrued interest thereon is paid in full (which amount shall be paid as liquidated damages and not as a penalty). For example, if a Subscriber purchases shares of Common Stock having a total purchase price of $11,000 to cover a Buy-In with respect to $10,000 of purchase price of shares of Common Stock delivered to the Company for reissuance as Unlegended Shares, the Company shall be required to pay the Subscriber $1,000, plus interest. The Subscriber shall provide the Company written notice indicating the amounts payable to the Subscriber in respect of the Buy-In.

(e) In the event a Subscriber shall request delivery of Unlegended Shares as described in Section 4.3 and the Company is required to deliver such Unlegended Shares pursuant to Section 4.3, the Company may not refuse to deliver Unlegended Shares based on any claim that such Subscriber or any one associated or affiliated with such Subscriber has been engaged in any violation of law, or for any other reason, unless, an injunction or temporary restraining order from a court, on notice, restraining and or enjoining delivery of such Unlegended Shares shall have been sought and obtained by the Company or at the Company’s request or with the Company’s assistance, and the Company has posted a surety bond for the benefit of such Subscriber in the amount of 120% of the amount of the aggregate purchase price of the Shares which are subject to the injunction or temporary restraining order, which bond shall remain in effect until the final unappealable disposition of the litigation of the dispute and the proceeds of which shall be payable to such Subscriber to the extent Subscriber obtains judgment in Subscriber’s favor.

4.4.           In the event commencing one hundred and eighty-one (181) days after the Closing Date and ending five years thereafter, the Subscriber is not permitted to resell any of the Shares without any restrictive legend or if such sales are permitted but subject to volume limitations or further restrictions on resale as a result of the unavailability to Subscriber of Rule 144(k) under the 1933 Act or any successor rule (a “144 Default”), for any reason except for Subscriber’s status as an Affiliate or “control person” of the Company, then the Company shall pay such Subscriber as liquidated damages (“Liquidated Damages”) and not as a penalty an amount equal to one percent (1%) for the first day of such occurrence and one percent (1%) for each thirty (30) days (or such lesser pro-rata amount for any period less than thirty (30) days) thereafter of the purchase price of the Shares owned by the Subscriber during the pendency of the 144 Default.

4.5.	Anti-Dilution.

(a) Other than in connection with an Excepted Issuance (as defined in Section 4.5(c) below), if within three years after the Closing Date and to the extent that the Notes are outstanding, the Company shall agree to or actually issue or grant the right to receive any Common Stock or securities convertible, exercisable or exchangeable for shares of Common Stock (or modify any of the foregoing which may be outstanding) (“Common Stock Equivalent”) to any person or entity at a price per share or Conversion Price which shall be less than the Conversion Price in respect of the Shares, (“Lower Price Issuance”), without the consent of each Subscriber, then the Conversion Price and Notes then outstanding shall automatically and without further action be reduced to such other lower price.

(b) Effective Price. For purposes of Section 4.5 in connection with any issuance of any Common Stock Equivalents, (A) the maximum number of shares of Common Stock potentially issuable at any time upon conversion, exercise or exchange of such Common Stock Equivalents (the “Deemed Number”) shall be deemed to be outstanding upon issuance of such Common Stock Equivalents, (B) the deemed issue price (“Effective Price”) applicable to such Common Stock shall equal the minimum dollar value of consideration payable to the Company to purchase such Common Stock Equivalents and to convert, exercise or exchange them into Common stock (net of any discounts, fees, commissions and other expenses), divided by the Deemed number, and (C) no further adjustment shall be made to the Conversion Price upon the actual issuance of Common Stock upon conversion exercise or exchange of such Common Stock Equivalents if issued at or higher than the Effective Price. If, at any time while the Note is outstanding, the Company directly or indirectly issues Common Stock Equivalents with an Effective Price or a number of underlying shares that floats or resets or otherwise varies or is subject to adjustment based (directly or indirectly) on market prices of the Common Stock (a “Floating Price Security”), then for purposes of Section 4.5 in connection with any subsequent conversion, the Effective Price will be determined separately on each Conversion Date and will be deemed to equal the lowest Effective Price at which any holder of such Floating Price Security is entitled to acquire Common Stock on such Conversion Date (regardless of whether any such holder actually acquires any shares on such date). Common Stock issued or issuable by the Company for no consideration will be deemed to have been issued or to be issuable for $0.0001 per share of Common Stock.

 (d) Excepted Issuances. Each Subscriber is granted the rights described in Section 4.4 hereof in relation to the additional shares of Common Stock issuable in connection with the adjustment described in this Section 4.5. The rights of each Subscriber set forth in this Section 4.5 are in addition to any other rights the Subscriber has pursuant to this Agreement, the Note, and any other agreement referred to or entered into in connection herewith or to which such Subscriber and Company are parties. For purposes of Section 4.5, “Excepted Issuance” shall mean (i) the Company’s issuance of Common Stock or Common Stock Equivalent described in Reports filed not later than five business days before the Closing Date, and (ii) as a result of the conversion of Notes which are granted or issued pursuant to this Agreement.

4.6                       Damages. In the event the Subscriber is entitled to receive any liquidated damages pursuant to the Transactions, the Subscriber may elect to receive the greater of actual damages or such liquidated damages.

4.7                       Existing Notes. The Company hereby acknowledges and agrees that in accordance with the Waiver agreements between the Company and the Subscriber and certain other Subscribers as holders of Existing Notes and Warrants investing herein, the Conversion Price (as such term is defined in the Existing Notes) shall be reduced to $0.20 per share, subject to further reduction in accordance with the Subscription Agreement, dated January 11, 2008, pursuant to which such Existing Notes were issued without effect to any of the Warrants (or Placement Agent Warrants).

5.           Binding Effect; Assignment.  This Agreement is not assignable by the Company or the Subscriber without the prior written consent of the other party.  This Agreement and the provisions hereof shall be binding and shall inure to the benefit of the Company and its successors and permitted assigns with respect to the obligations of the Subscriber under this Agreement, and to the benefit of the Subscriber and its successors and permitted assigns with respect to the obligations of the Company under this Agreement.

6.           Governing Law; Jurisdiction.  This Agreement shall be governed by and interpreted in accordance with the laws of the State of New York without giving effect to conflicts of law principles that would result in the application of the substantive laws of another jurisdiction.

7.           Entire Agreement.  This Agreement constitutes the entire understanding and agreement of the parties with respect to the subject matter hereof and supersedes all prior and/or contemporaneous oral or written proposals or agreements relating thereto all of which are merged herein.  This Agreement may not be amended or any provision hereof waived in whole or in part, except by a written amendment signed by both of the parties.

8.           Survival.  The representations and warranties of the Company and the Subscriber shall survive the Closing hereunder.

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[Counter Part Signature Page of China Broadband, Inc., to Note Purchase Agreement Between Subscriber and China Broadband, Inc., Dated as of June 30, 2009]

IN WITNESS WHEREOF, this Agreement was duly executed on the date first written above.

CHINA BROADBAND, INC.

By:
Name: Marc Urbach
Title: President

[Counter Part Signature Page of Subscriber, to Note Purchase Agreement Between
Subscriber and China Broadband, Inc., Dated as of June 30, 2009]

                                                                                     .
Print Name of Subscriber:

__________________________________________
(Signature)

__________________________________________
Print name and title, if Subscriber is an entity

Investment Amount: $

Principal Amount of Note: $_ ___________

Social Security No./EIN:

ADDRESS FOR NOTICE

Street: _______________________________________
City/State/Zip: _________________________________

Attention: ____________________________________

Tel: __________________________________________
Fax: __________________________________________

DELIVERY INSTRUCTIONS
(if different from above)
c/o:

Street: _______________________________________

City/State/Zip: _________________________________

Attention: ____________________________________

Tel: __________________________________________